EXHIBIT 99.3


                    NVC LIGHTING INVESTMENT HOLDINGS LIMITED
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2005

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES


                                TABLE OF CONTENTS



                                                                                           PAGE

            CONSOLIDATED FINANCIAL STATEMENTS
            Consolidated Balance Sheet, June 30, 2005...............................         1
            Consolidated Statements of Operations,

                 For the Six Months Ended June 30, 2005 and 2004..............               2

            Consolidated Statement of Members' Equity,
                 For the Six Months Ended June 30, 2005 ...........................          3
            Consolidated Statements of Cash Flows,
                 For the Six Months Ended June 30, 2005 and 2004................             4
            Notes to the Consolidated Financial Statements.............................      6


            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2005
                                   (Unaudited)
                            (Expressed in US dollars)

                               ASSETS


 Current Assets:
    Cash and equivalents                                                      $    4,488,110
    Restricted cash                                                                  157,005
    Accounts receivable -
       Trade, net of allowance for bad debts of $101,418                           1,392,536
       Employees and other                                                           351,385
    Inventories                                                                   11,696,220
    Advances to suppliers                                                            846,212
    Deposit and prepayments                                                          670,828
                                                                               --------------

       Total current assets                                                       19,602,296
                                                                               --------------

 Property, Plant and Equipment:

    Fixed assets, net of accumulated depreciation                                  1,611,267
    Construction-in-progress                                                       7,045,885
                                                                               --------------

                                                                                   8,657,152
                                                                               --------------

 Other Assets:
    Distribution agreements, net of accumulated amortization
        of $1,284,220                                                              5,720,612

                                                                               --------------
                                                                                   5,720,612
                                                                               --------------


                                                                              $   33,980,060
                                                                               ==============

                  LIABILITIES AND MEMBERS' EQUITY

 Current Liabilities:

    Accounts payable and accrued expenses                                     $   22,242,803
    Advances from customers                                                        2,127,135
    Amounts due to directors                                                       3,536,206
    Other taxes payable                                                            2,286,648
                                                                               --------------

       Total current liabilities                                                  30,192,792
                                                                               --------------


 Minority Interest                                                                    89,287
                                                                               --------------

 Members' equity:

    Registered capital                                                             1,410,257
    Capital reserve                                                                  725,284
    Retained earnings                                                              1,562,440
                                                                               --------------

                                                                                   3,697,981
                                                                               --------------


                                                                              $   33,980,060
                                                                               ==============



The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (Unaudited)
                            (Expressed in US dollars)


                                                                                  2005               2004
                                                                                  ----               ----
  Sales                                                                      $   33,252,550    $    20,131,818
  Cost of goods sold                                                             23,611,356         14,103,840
                                                                              --------------    ---------------
                                                                                  9,641,194          6,027,978
     Gross Profit
                                                                              --------------    ---------------


  Operating Expenses:

     Selling expenses                                                             5,340,600          2,818,743
     Administrative expenses                                                      1,941,193          1,194,920

      Depreciation and amortization expense                                          81,084             37,670
                                                                              --------------    ---------------

        Total operating expenses                                                  7,362,877          4,051,333
                                                                              --------------    ---------------

  Income from Operations                                                          2,278,317          1,976,645
                                                                              --------------    ---------------

  Other Income (Expense):

     Other revenues                                                                 323,180            267,784
     Interest income                                                                 21,679              8,030
                                                                              --------------    ---------------

  Total Other Income                                                                344,859            275,814
                                                                              --------------    ---------------

  Income before Income Taxes                                                      2,623,176          2,252,459
  Provision (Benefit) for Income Taxes                                              432,824    (        17,170 )
                                                                              --------------    ---------------

  Net Income before Minority Interests                                            2,190,352          2,269,629
  Minority Interests in Earnings                                             (       65,711)   (        28,485)
                                                                              --------------    ---------------

  Net Income                                                                 $    2,124,641    $     2,241,144
                                                                              ==============    ===============


The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2005
                                   (Unaudited)
                            (Expressed in US dollars)


                                                                                                             Total
                                           Registered      Capital        Retained        Minority           Members'
                                            Capital        Reserve        Earnings       Interests           Equity
                                            -------        -------        --------       ---------           ------

 Balance at December 31, 2004            $   1,410,257  $    725,284  $     1,377,799     $    83,576    $   3,596,916

 Dividend paid                                                             (1,940,000)        (60,000)      (2,000,000)

 Net income for the six months ended
 June 30, 2005                                       -             -        2,124,641          65,711        2,190,352
                                          -------------  ------------  ---------------     -----------    -------------

                                          -------------  ------------    --------------    -----------    -------------

 Balance at June 30, 2005                $   1,410,257  $    725,284    $    1,562,440    $    89,287    $   3,787,268
                                          =============  ============    ==============    ===========    =============


The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (Unaudited)
                            (Expressed in US dollars)


                                                                                     2005                 2004
                                                                                     ----                 ----
  Cash Flows from Operating Activities:

  Net income                                                                    $    2,124,641       $    2,242,144
  Adjustments to reconcile net income to net cash provided
     by provided by operating activities -

       Amortization of distribution agreements                                         289,854              244,566
       Depreciation                                                                    147,243               71,635
       Minority interests in earnings                                                   65,711               28,435
  Changes in assets and liabilities:
    (Increase) decrease in -

       Restricted cash                                                          (      157,005)             157,005

       Accounts receivable                                                             482,776       (    1,089,347)
       Inventories                                                              (    4,624,959)      (      432,017)
       Advances to suppliers                                                    (      613,884)      (       18,020)
       Prepayments                                                              (      170,209)                   -
       Amount due from a related company                                                     -               46,845
    Increase (decrease) in -
       Accounts payable and accrued expenses                                         7,494,499              511,251
       Advances from customers                                                       1,279,602              142,319
       Tax payable                                                                     128,416              225,878
                                                                                 --------------       --------------

       Net cash provided by operating activities                                     6,446,685            2,130,745
                                                                                 --------------       --------------

  Cash Flows from Investing Activities:

    Construction-in-progress                                                    (    4,367,522)      (      439,965)
    Acquisition of  intangible assets                                           (    1,811,594)      (    2,985,509)
    Purchases of fixed assets                                                   (      731,704)      (      337,724)
                                                                                 --------------       --------------

       Net cash (used in) investing activities                                  (    6,910,820)      (    3,763,198)
                                                                                 --------------       --------------

  Cash Flows from Financing Activities:
    (Repayment of) Advances from directors                                           2,965,522       (    1,574,832)
    Repayments of long-term debts                                                            -       (        4,042)
    Dividends paid                                                              (    1,940,000)                   -
                                                                                 --------------       --------------

       Net cash (used in) financing activities                                       1,025,522       (    1,578,874)
                                                                                 --------------       --------------
 Net (Decrease) Increase  in Cash                                                      561,387
                                                                                                     (    3,211,326)

  Cash and Cash Equivalents, Beginning of Period                                     3,926,723            5,661,466
                                                                                 --------------       --------------

  Cash and Cash Equivalents, End of Period                                      $    4,488,110       $    2,507,399
                                                                                 ==============       ==============


The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (Unaudited)
                            (Expressed in US dollars)


                                                                                           2005            2004
                                                                                           ----            ----
  Supplemental disclosure of cash flow information:
  Interest paid                                                                        $        216   $           -
  Income taxes paid                                                                    $          -   $           -


The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)


1.   DESCRIPTION OF BUSINESS

     Nature of organization

     NVC Lighting Investment Holdings Limited ("NVC Holdings") was incorporated in the Hong Kong Special Administrative Region in The People's Republic of China ("PRC"), as a private limited liability company on June 11, 2004 with an authorized capital of $10,256,410 (HK$80,000,000) divided into 80,000,000 ordinary shares of par value $0.12 (HK$1.00) each.

     Pursuant to the reorganization and restructuring of the Company, NVC Lighting Company Limited ("NVC Lighting") ceased operations on April 30, 2003 and, on the same date, certain net assets were distributed totaling $1,767,655 to the registered equity holders. On May 1, 2003, the business operations of NVC Lighting were transferred to NVC Industrial Development Company Limited ("NVC Industrial").

     On June 13, 2004 NVC Holdings acquired 97% of the outstanding registered capital of NVC Industrial and 100% of the registered capital of NVC Lighting.

     The above two transactions were treated as recapitalization of the existing business in accordance with the requirements of Financial Accounting Standards Opinion No. 141, Business Combination, Exhibit D. The effect of these recapitalizations was rolled back to December 31, 2002 for financial reporting purposes.

     NVC Holdings and its two subsidiaries, NVC Industrial and NVC Lighting are hereinafter collectively referred to as the "Company" or "NVC Group".

     NVC Industrial Development Company Limited was registered as a limited liability Sino-foreign joint investment enterprise on January 28, 2003 in Huizhou, Guangdong Province, in the PRC with a registered capital of $1,282,051 (HK$10,000,000) and a defined period of existence of 15 years to January 27, 2018

     NVC Lighting Company Limited was registered as a limited liability company on November 13, 1998 in Huizhou, Guangdong Province in the PRC with a registered capital of $120,773 (Rmb.1,000,000) and a defined period of existence of 6 years. The registered capital was held by Wu Chang-jiang as to 45% or $54,347 (Rmb.450,000), Hu Yong-hong as to 27.5% or $33,213
     (Rmb.275,000) and Du Gang as to 27.5% or $33,213 (Rmb.275,000) in trust for and on behalf of NVC Holdings.

     Description of business

     The  principal   activities  of  the  Company  are   investment   holdings,
     manufacturing and distribution of lighting products. The principal activities of the Company's subsidiaries, NVC Industrial and NVC Lighting, are manufacturing and distribution of lighting products. NVC Group's has operations in The People's Republic of China, Europe, the Middle East and Hong Kong.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

1.   DESCRIPTION OF BUSINESS, Continued

     As a result of the restructuring and re-organization of the NVC Group, certain of the NVC Lighting's assets and liabilities together with the business then in existence as of April 30, 2003, were distributed in kind to the three registered equity holders on record in proportion to their relative equity holdings as of that date. Pursuant to the Tax Clearance Certificate issued by the Huizhou Municipal Government Tax Authority on May 6, 2003, NVC Lighting ceased its operations and all of its tax liabilities were cleared with the local tax authority.


2.   BASIS OF PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

     The Company's consolidated financial statements include the accounts of NVC Lighting Investment Holdings Limited, its 97% owned subsidiary, NVC Industrial Development Company Limited and its 100% owned subsidiary, NVC Lighting Company Limited, after elimination of all material intercompany accounts, transactions, and profits.. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements are prepared under the historical cost convention. This basis of accounting differs from that used in the preparation of NVC Holdings' statutory financial  statements  which are  prepared  in  accordance  with  generally accepted accounting principles and the relevant Hong Kong Companies Ordinance applicable to enterprises in the Hong Kong Special Administrative Region, and NVC Industrial and NVC Lighting's statutory financial statements which are prepared in accordance with generally accepted accounting principles and the relevant financial regulations applicable to enterprises in the PRC.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies:

     Consolidation policy - All significant inter-company transactions and balances within the Company are eliminated on consolidation.

     Cash and equivalents - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

     Accounts receivable - Provision is made against accounts receivable to the extent, which they are considered to be doubtful. Accounts receivable, all of which are unsecured, are shown in the balance sheet are stated net of such provision. As of June 30, 2005, provision for doubtful accounts amounted to $101,418. Accounts receivable are charged against the allowance for bad debts at such time as they are determined to be uncollectible.

     Inventories - Inventories are stated at the lower of cost or market. The cost of inventories comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the weighted average method.

     Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

     Construction-in-progress - All facilities purchased for installation, self-made or subcontracted are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including cost of facilities, and installation expenses. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

     Long-lived assets and depreciation - The Company recognizes impairment losses on long-lived assets used in operations when impairment indicators are present and the undiscounted cash flows estimated to be generated by these assets are less than their carrying values. As of June 30, 2005, the Company had no impaired long-lived assets.

     The cost of property, plant and equipment less anticipated salvage values is being depreciated on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives used for computing depreciation are as follows:

         Plant and machinery                5 years
         Molds                              5 years
         Furniture and fixtures             5 years
         Motor vehicles                     5 years
         Office equipment                   3 years

     Distribution agreements - The Company has entered into a number of distribution agreements with distributors, whereby the distributor agrees to be an exclusive distributor of NVC lighting products and has guaranteed to generate specified sales volumes over a 10 year period. Each of these distributors was paid $120,773 for entering into this agreement. The cost of this distribution agreement is being amortized on a straight-line basis over the life of the agreement. As prescribed by the Emerging Issues Task Force Issue 01-09: Accounting for Consideration Given by a Vendor to a Customer, the Company has reduced sales by the amortization for the six months ended June 30, 2005 and 200 totaling $289,854 and $244,566, respectively. The estimated amortization related to these distribution agreements over the next five years and thereafter are as follows:

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

              Year Ended December 31,                    Amortization
              -----------------------                    ------------

                     2005                                 $  519,324
                     2006                                    519,324
                     2007                                    519,324
                     2008                                    519,324
                     2009                                    519,324
                     Thereafter                            1,487,517
                                                          ----------

                               Total                      $4,084,137
                                                          ==========

     Computer Software The Company is currently in the process of installing new business software. As of June 30, 2005 the Company had invested $368,550 in software related to this new installation. When it is fully implemented, the Company will amortize the cost over five years.

     Advances from customers - Revenue from the sale of goods or services is recognized when goods are delivered or services are rendered. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as advances from customers.

     Revenue recognition - Revenue from the sale of goods and services is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed and services have been rendered and invoiced. Other income is recognized when it is earned. Sales to all customers are final. As prescribed by the Emerging Issues Task Force Issue 01-09:
     Accounting for Consideration Given by a Vendor to a Customer, the Company has reduced sales by the amortization for the six months ended June 30, 2005 and 2004 totaling $289,854 and $244,566, respectively.

     Other income consists primarily of sales of scrap materials.

     Selling expenses - Included in selling expenses are advertising, sales commissions, outgoing freight, and sales salaries and related expenses. Advertising costs are charged to expense as they are incurred and totaled $1,285,284 and $666,001 for the six months ended June 30, 2005 and 2004 respectively. Freight out totaled $818,943 and $410,565 for the six months ended June 30, 2005 and 2004 respectively.

     Foreign currencies - The financial position and results of operations of the Company are determined using the local currencies (Hong Kong Renminbi or PRC "Renminbi" or "Yuan") as the functional currencies. Foreign currency transactions during the year are converted at the average rate of exchange during the reporting period. Monetary assets and liabilities denominated in foreign currencies at the balance sheet dates are translated at the market rates of exchange ruling at those dates. All exchange differences are dealt with in the statements of operations. The Company's principal country of operations is in the PRC.

     The registered equity capital and fixed assets denominated in the functional currency are translated at the historical rate of exchange at the time of capital contribution and purchases of fixed assets and exchange differences arising from translating equity capital, reserves and fixed assets at exchange rate ruling at the balance sheet date are dealt with as an exchange fluctuation reserve.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

     Retirement benefit costs - According to the PRC regulations on pensions, the Company contributes to a defined contribution retirement plan organized by municipal government in the province in which the Company was registered; all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 18% of the employees' salaries above a fixed threshold amount and the employees contribute 8% while the Company contributes the balance contribution of 10%. The Company has no other material obligation for the payment of retirement benefits beyond the annual contributions under this plan.

     For the six months ended June 30, 2005 and 2004, the Company's pension cost charged to the statements of operations under the scheme amounted to $10,044 and $0, respectively.

     Capital reserve - Capital reserve represents that amount of reserve appropriated from the net distributable profit after income tax in each year when a net profit after operations is generated. In accordance with the provisions of the Company's Memorandum and Articles of Association, the Company is required to appropriate 5% to 15% of the net distributable profit after enterprise income tax to capital reserve. Two-third of the capital reserve is set aside for possible use for general reserve and one-third is for staff welfare.

     Management   believes  it  has  accrued   sufficient  funds  to  cover  all
     anticipated staff welfare payments as of June 30, 2005 and that this reserve is not impaired at this date. The Company shall not be required to appropriate any amount to capital reserve when the balance standing in capital reserve is equal to or exceeds 50% of the registered capital.

     Taxation - Taxation on overseas profits has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the country in which the Company operates.

     Provision for the PRC enterprise income tax is calculated at the prevailing rate based on the estimated assessable profits less available tax relief for losses brought forward.

     Enterprise income tax

     Under the Provisional Regulations of the PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council.

     No enterprise taxes were accrued for the year ended December 31, 2004 as the Company was granted a full tax exemption for this year. During the next three years, the Company has been granted a reduction in the tax rates to 50% of the applicable statutory enterprise tax rates. For the six months ended June 30, 2005, $432,824 in enterprise taxes were accrued.

     Value added tax

     The Provisional Regulations of the People's Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

     Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

     Fair value of financial instruments - The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, accrued expenses, and other payables approximate their fair values as at June 30, 2005 because of the relatively short-term maturity of these instruments.

     Use of estimates - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recent accounting pronouncements - In May 2003, the Financial Accounting Standards Board issued SFAS No. 150 Accounting for Certain Financial
     Instruments with Characteristics of both Liability and Equity. This standard establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. As of June 30, 2005, the Company had no financial instruments with these characteristics.

     In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under FASB No. 133, Accounting for Derivative Instruments and Hedging Activities. As of June 30, 2005, the Company had no derivative or hedging activities.

     In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. SFAS No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company's financial position, results of operations, or cash flows.

     In December 2004, the FASB issued a revision of SFAS No. 123, Share-Based Payment. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

     The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of liability instrument based

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

     on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.


     The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments.

     The statement is effective for the quarter beginning January 1, 2006.

     In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets-amendment of APB Opinion No. 29. SFAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of nonmonetary assets occurring after June 15, 2005.

     Management believes adoption of these new statements will not have any significant effect on the Company's financial condition or results of operations.


4.   CONCENTRATIONS OF BUSINESS AND CREDIT RISK

     Substantially all of the Company's bank accounts are in banks located in the PRC which are not protected by the FDIC insurance or other insurance.

     The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and clients and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers and clients, historical trends, and other information. The Company had no single customer that represented 10% or more of sales in either of the six months ended June 30, 2005 and 2004.

     During the six months ended June 30, 2005 the Company had no suppliers representing 10% or more of purchases.

     The Company is self insured for all risks and carries no liability or property insurance coverage of any kind.

5.   LONG-TERM BANK DEPOSITS

     As of June 30, 2005, the Company had pledged $134,058 in long-term bank deposits to banks to secure a motor vehicle loan. The long-term deposits mature in 2008.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)


6.   INVENTORIES

     Inventories consist of the following as of June 30, 2005:


     Raw materials                               $     5,642,476
     Finished goods                                    6,053,744
                                                   --------------

                                                 $    11,696,220
                                                   ==============


7.   AMOUNTS DUE TO DIRECTORS

     As of June 30, 2005, the Company had the following balances due to its directors:

                    Name                                  Security held
                    ----                                  -------------


     WU Chang-jiang               $   (1,216,872)              none
     HU Yong-hong                     (1,167,350)              none
     DU Gang                          (1,151,984)              none
                                   --------------

                                  $   (3,536,206)
                                   ==============

     The amounts due to the Directors from the Company are unsecured, interest free and have no fixed repayment terms.


8.   PROPERTY, PLANT AND EQUIPMENT

     Property,   plant  and   equipment,   stated   at  cost  less   accumulated
     depreciation, consist of the following as of June 30, 2005:


      Plant and machinery                            $      311,242
      Molds                                                 885,907
      Furniture and fixtures                                  8,071
      Motor vehicles                                        413,565
      Office equipment                                      394,729
      ERP / SAP Computer system                             368,550
                                                       -------------

                                                          2,382,064
      Less: Accumulated depreciation                 (      770,797)
                                                       -------------

                                                     $    1,611,267
                                                       =============

     Depreciation taken on property and equipment for the six months ended June 30, 2005 and 2004 totaled $147,243 and $71,635, respectively.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (Expressed in US dollars)

9.   CONSTRUCTION-IN-PROGRESS

     Construction-in-progress represents construction cost and design fee of $7,045,885 in respect of the construction of the new factory premises in Huizhou. The balance of the outstanding construction contracts totaling $2,278,350, at June 30, 2005, is anticipated to be paid during the year ending December 31, 2005.

     Construction-in-progress includes the purchase of land use right of $1,304,348 (Rmb.10,800,000) the land use right certificate applied from Economic Union at Ru Hu Town, Huizhou during the year.


10.  MINORITY INTEREST

     Minority interest represents the proportionate share (3%) of equity of NVC Industrial. At June 30, 2005, the Company owned 97% of NVC Industrial's registered capital stock. NVC Industrial Development Company Limited was registered as a limited liability Sino-foreign joint investment enterprise on January 28, 2003 in Huizhou, Guangdong Province, in the PRC with a registered capital of $1,282,051 (HK$10,000,000) and a defined period of existence of 15 years to January 27, 2018.


11.  INCOME TAX

     Enterprise income tax ("EIT") in the PRC is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. Enterprise income tax has been provided in NVC Lighting's financial statements at the rate of 33% on the estimated assessable income derived during the year.

     No provision for EIT has been made in the financial statements of NVC Industrial for the year ended December 31 2004 as NVC Industrial has been approved to be recognized as a joint foreign investment enterprise and is therefore exempted from EIT for two years starting from the first year of profitable operation followed by a 50% reduction for the next three years.

     There have been no substantial differences between financial and tax reporting of income and expenses, which would give rise to deferred taxes.

     Reconciliations between the expected rate and the effective rate for 2005 and 2004 are as follows:

                                         Six Months ended June 30,
                                         -------------------------
                                          2005              2004
                                          ----              ----

         Statutory tax rate                   33%             33%
         Benefit of tax holiday              (16%)           (33%)
                                            ------           -----

         Effective tax rate                   17%              0%
                                            =====            =====

12.  COMMITMENTS

     As  of  June  30,   2005,   the   Company   has  future   commitments   for
     construction-in-progress of $2,003,713, to pay supervision of construction sites of $10,869, and to pay future advertising costs totaling $121,575.